Filed under Rule 424(b)(3)

 Registration No.: 333-152272

PROSPECTUS SUPPLEMENT NO. 4 DATED SEPTEMBER 28, 2009

TO PROSPECTUS DATED AUGUST 12, 2008

Prospectus

China Pharma Holdings, Inc.

6,450,000 Shares of Common Stock

This Prospectus Supplement No. 4 supplements and amends the prospectus dated August 12, 2008, as supplemented and amended by Prospectus Supplement No. 1 dated March 23, 2009, Prospectus Supplement No. 2 dated May 4, 2009 and Prospectus Supplement No. 3 dated June 30, 2009, which we refer to collectively as the Prospectus. This prospectus relates to the offer for sale of up to 6,450,000 shares of our common stock by certain existing holders of the securities, referred to as Selling Security Holders.

On August 28, 2009, we filed with the Securities and Exchange Commission our Current Report on Form 8-K in connection with establishment of the Nominating and Compensation Committee. On September 4, 2009, we filed with the Securities and Exchange Commission our Current Report on Form 8-K in connection with the adoption of the 2009 Stock Option Plan. A copy of such Current Reports on Form 8-K is attached to and constitutes an integral part of this Prospectus Supplement No. 4.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement No. 4. This Prospectus Supplement No. 4 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

In reviewing the Prospectus and this Prospectus Supplement No.  4, you should carefully consider the risks under “Risk Factors” beginning on page 7 of the Prospectus, dated August 12, 2008, as updated by the risk factors discussed in Item 1A of Part I of the Form 10-K dated March 17, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No.  4 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No.  4 is September 28, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

August 28, 2009

China Pharma Holdings, Inc

------------------------------

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-29532	73-1564807
(Commission File Number)	(IRS Employer Identification Number)

2nd Floor, No. 17, Jinpan Road
Haikou, Hainan Province, China
(Address of Principal Executive Offices)

86-898-66811730
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections included in these forward-looking statements will come to pass. The Company's actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

ITEM 8.01 Other Events

China Pharma Holdings, Inc. established the Nominating and Compensation Committee (the “Committee”) of the Board of Directors on August 26, 2009. The Committee now consists of the following three independent directors: Yingwen Zhang, Gene Michael Bennett and Baowen Dong.

The Committee is established for the following purposes: to formulate goals and objectives relating to compensation payable to the Company’s Chief Executive Officer (“CEO”) and, in consultation with the CEO, the Company’s other executive officers; to evaluate the performance of the CEO and other executive officers in light of these goals and objectives; to approve and recommend to the Board of Directors for adoption and approval, compensation to be paid to the CEO and other executive officers; to administer the incentive compensation plans of the Company, including stock-based plans (if any); to generally support the Board of Directors in carrying out its overall responsibilities relating to executive compensation; to identify and evaluate individuals qualified to become directors of the Board of Directors; and to recommend director nominees to the Board of Directors for election by the Company’s stockholders (“Stockholders”) at the annual meeting of Stockholders.

The Board of Directors approved the Charter of the Nominating and Compensation Committee (the “Charter”) on August 26, 2009. The Charter is attached hereto as Exhibit 99.1 to this Report and incorporated by reference herein.

ITEM 9.01             Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Title

99.1	Charter of the Nominating and Compensation Committee

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

China Pharma Holdings, Inc.
Date: August 28, 2009

/s/ Zhilin Li
Zhilin Li
President and CEO

Exhibit 99.1

CHINA PHARMA HOLDINGS, INC.

CHARTER OF THE NOMINATING AND COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

(as of August 26, 2009)

I.     Purpose

     The Nominating and Compensation Committee (the “Committee”) of the Board of Directors of China Pharma Holdings, Inc. (the “Company”) is established to:

•	Formulate goals and objectives relating to compensation payable to the Company’s Chief Executive Officer (“CEO”) and, in consultation with the CEO, the Company’s other executive officers;

•	Evaluate the performance of the CEO and other executive officers in light of these goals and objectives;

•	Approve and recommend to the Board of Directors for adoption and approval, compensation to be paid to the CEO and other executive officers;

•	Administer the incentive compensation plans of the Company, including stock-based plans (if any) ;

•	Generally support the Board of Directors in carrying out its overall responsibilities relating to executive compensation;

•	Identify and evaluate individuals qualified to become directors of the Board of Directors; and

•	Recommend director nominees to the Board of Directors for election by the Company’s stockholders ( “Stockholders”) at the annual meeting of Stockholders.

II.     Composition and Process

     The Committee shall consist of at least three directors, each of whom shall satisfy the listing requirements of any securities exchange on which the Company’s securities are then listed (“Exchange”). Committee members shall be appointed by the Board of Directors; Committee members may be removed by the Board of Directors; and vacancies may be filled by the Board of Directors (and shall be filled by the Board of Directors to meet the minimum constituency requirement set forth in the preceding sentence). The Board of Directors shall designate, and may remove and replace, a Committee Chairperson.

     The Committee shall meet at least three times per year, and more frequently as determined by the Committee.

III.     Responsibilities

A.     Compensation Responsibilities

     With respect to its compensation responsibilities the Committee shall:

•	Formulate corporate goals and objectives relevant to compensation payable to the CEO and, in consultation with the CEO, the other executive officers of the Company;

•	Evaluate the performance of the CEO and other executive officers in light of these goals and objectives;

•

Approve and recommend to the Board of Directors for its adoption and approval, compensation payable to the CEO and other executive officers, including (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreement/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits;

•

In recommending the long-term incentive component of compensation payable to the CEO and other executive officers, the Committee will consider, among other factors, (a) the Company’s performance and relative Stockholder return, (b) the value of similar incentive awards to executive officers at comparable companies, and (c) the awards given to the executive officers in past years;

•	Administer and supervise the Company’s incentive compensation plans, including equity compensation plans (if any);

•	Recommend to the Board of Directors for its adoption and approval, awards to be made under the Company’s incentive compensation plans, including equity compensation plans; and

•	Generally support the Board of Directors in carrying out its overall responsibilities relating to executive compensation.

B.     Nominating Responsibilities

     With respect to its NominatingResponsibilities the Committee shall:

1.     Identification and Recommendation of Director Nominees – The Committee shall:

•

Formulate and recommend that the Board of Directors adopt and approve policies and procedures to identify candidates to be recommended to the Board of Directors for nomination as directors, including such policies as the Committee shall determine with respect to the nomination of directors by Stockholders;

•

Identify and evaluate the qualifications of individuals to serve on the Board of Directors, including (a) individuals identified by the Committee, (b) incumbent directors, (c) individuals identified by search firms engaged by the Committee, (d) individuals recommended by Stockholders in accordance with (i) applicable laws, rules or regulations, (ii) the Company’s Articles of Incorporation, as amended, or (iii) policies formulated by the Committee and adopted by the Board of Directors pursuant to this Charter;

•

Confirm that director nominee candidates satisfy applicable independence requirements, and that at least one director nominee is an “audit committee financial expert” within the meaning of applicable law;

•	Recommend director nominees to the Board of Directors for election by the Company’s Stockholders at the annual meeting of Stockholders; and

•	Recommend individuals to fill vacancies occurring on the Board of Directors from time to time.

2.     Member Communications – The Committee shall:

•	Formulate and recommend that the Board of Directors approve and adopt a policy for Stockholders to send communications to the Board of Directors ;

•	Formulate and recommend that the Board of Directors approve and adopt a method by which Stockholders can make their concerns known to the Board of Directors’ non-management directors;

•	Monitor adherence to any policy and/or method so adopted and approved; and

•	Recommend such modifications and/or additions to such policy and method as the Committee deems appropriate.

3.     Director Attendance at In Person Annual Meetings – The Committee shall:

•	Formulate and recommend that the Board of Directors approve and adopt a policy regarding attendance of directors at any in-person annual meetings of Stockholders;

•	Monitor compliance with such policy; and

•	Make such recommendations to the Board of Directors as the Committee deems appropriate with respect to non-compliance with such policy.

VI.     Charter

     The Committee shall review and reassess the adequacy of this Charter annually, and recommend to the Board of Directors any additions and/or modifications deemed necessary or appropriate.

V.       Enabling Provision

     The Committee shall have the authority to engage (and terminate and/or replace) independent counsel and other consultants and/or advisors, including search firms, as it determines necessary to carry out its duties. The Committee may conduct or authorize investigations into any matters within the scope of its responsibilities and may meet with any employees of the Company or any third parties it deems necessary in connection with such investigations. The Company shall provide for appropriate funding, as determined by the Committee, for the payment of: compensation to counsel and other advisors engaged by the Committee; and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. Approval from the Audit Committee is required prior to any advice or assistance from the Company’s independent auditor.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

September 4, 2009

China Pharma Holdings, Inc

------------------------------

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-29532	73-1564807
(Commission File Number)	(IRS Employer Identification Number)

2nd Floor, No. 17, Jinpan Road
Haikou, Hainan Province, China
(Address of Principal Executive Offices)

86-898-66811730
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Adoption of 2009 Stock Option Plan

On September 2, 2009, the Board of Directors (the “Board”) of China Pharma Holdings, Inc. (the “Company”) adopted the 2009 Stock Option Plan. On September 3, 2009, the majority stockholders of the Company approved 2009 Stock Option Plan.  You may review a copy of the 2009 Stock Option Plan as the Appendix B to Preliminary Schedule 14C Information Statement filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2009.

The purpose of the 2009 Stock Option Plan is to enhance the long-term stockholder value of the Company by offering opportunities to directors, officers, employees and eligible consultants of the Company to acquire and maintain stock ownership in the Company in order to give these persons the opportunity to participate in the Company's growth and success, and to encourage them to remain in the service of the Company. A total of 1,000,000 shares of the Company’s common stock are available for issuance under the 2009 Stock Option Plan.

The above description of the 2009 Stock Option Plan does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2009 Stock Option Plan. A copy of the 2009 Stock Option Plan is attached as Appendix B to the electronic copy of the Company’s Preliminary Schedule 14C Information Statement filed with the SEC on September 3, 2009.

As of the date of this Current Report on Form 8-K, no awards have been granted under the 2009 Stock Option Plan.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

China Pharma Holdings, Inc.
Date: September 4, 2009

/s/ Zhilin Li

Zhilin Li
 President and CEO

ITEM 9.01             Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Title

10.1	2009 Stock Option Plan (incorporated herein by reference to Appendix B to the Company’s Preliminary Schedule 14C filed on September 3, 2009).